Exhibit 4.20

Addendum and Amendment Number 2
To
Advisory Agreement

This addendum and amendment (the “Amendment”) is entered into this 8 day of February, 2013, by and between B.O.S. Better Online Solutions Ltd., a company incorporated under the laws of the State of Israel, having a place of business at 20 Freiman St., Rishon LeZion, Israel (the “Company”) and Telegraph Hill Group LLC, having its officers at 582 Market Street, Suite 700, San Francisco, CA 94104, USA (“THG”) (and together with the Company, the “Parties”).

Whereas,	The Parties to this Amendment have entered into a certain Advisory Agreement dated September 1, 2009, as amended on November 16, 2009 (the “Advisory Agreement”); and

Whereas,	The Parties desire to amend certain terms and provisions of the Advisory Agreement, all as more fully set forth herein.

Now therefore, the Parties hereby agree as follows:

1.	General Provisions

1.1.	Except for the amendments explicitly set forth herein and in the previous Amendments, all other terms and conditions of the Employment Agreement remain in full force and effect.

1.2.	Any term not specifically defined herein shall have the meaning ascribed thereto in the Advisory Agreement.

2.	Additional Consideration

2.1.
As of [_____] (the “Issuance Date”), an additional 3,600 warrants to purchase the Company’s Ordinary Shares, nominal value NIS 80.00 each (the “Warrants”), shall be granted to Telegraph Hill Capital Fund I, LLC (“THCap”). The Warrants shall be governed by the Company’s Stock Option Plan and shall be granted pursuant to the Company’s Stock Option Agreement.  The Warrants shall vest and become exercisable immediately upon issuance and shall remain exercisable for a period of three years from the Issuance Date, at which point the Warrants shall expire.

2.2.	Any applicable tax related to the grant of the Warrants shall be solely borne by THCap.

2.3.	The Warrants shall be granted in addition to those Options already granted to THCap pursuant to the Advisory Agreement.

3.	Amendment to Advisory Agreement

3.1.	A new section - Section 4.1C – shall be added to the Advisory Agreement, which shall read as follows:

“The parties hereby agree that commencing on 8 day of February, 2013, THCap shall be paid a retainer for business development services that it provides for the Company. The retainer will be in an amount of $3,650 per month, and will be paid in the Company’s Ordinary Shares as follows:

Payment will be made once a year, at the end of each calendar year.

The price per share used for the share consideration calculation will be equal to the weighted average closing price of the Ordinary Shares on the applicable stock market on the 20 trading days ending on December 31st of the applicable year.”

3.2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

In Witness Whereof, the parties have hereunto set their hand upon the date hereof.

B.O.S. Better Online Solutions Ltd.	Telegraph Hill Group LLC

Name:	Name:
Title:	Title:

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ONLINE SOLUTIONS LTD.  THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to 3,600 Ordinary Shares of
B.O.S. Better Online Solutions Ltd.
(subject to adjustment as provided herein)

ORDINARY SHARES PURCHASE WARRANT

No. BOS12- __	Issue Date: _______

B.O.S. BETTER ONLINE SOLUTIONS LTD. a company incorporated under the laws of the State of Israel hereby certifies that, for value received, Telegraph Hill Capital Fund I, LLC or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, through the close of business of the date that is 36 months from the Issue Date (the "Expiration Date"), up to 3,600 fully paid and nonassessable Ordinary Shares (as hereinafter defined), NIS 80.00 nominal value per share, at the exercise price of $2.39 per Ordinary Share (the “Exercise Price”).  The number and character of such Ordinary Shares and the Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term "Company" shall include B.O.S. Better Online Solutions Ltd.  and any corporation which shall succeed, or assume the obligations of B.O.S. Better Online Solutions Ltd. hereunder.

(b)           The term "Other Securities" refers to any securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Ordinary Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Ordinary Shares or Other Securities pursuant to Section 3 or otherwise.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that Loan Agreement dated as of the date hereof by and among the Company and the Lenders (as defined therein).

Exercise of Warrant.

Number of Shares Issuable upon Exercise.  From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the "Exercise Notice") and payment in accordance with Section 2.2 below, Ordinary Shares of the Company (the “Warrant Shares”), subject to adjustment pursuant to Section 4.

Company Acknowledgment.  The Company will, at the time of the partial exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such partial exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

Procedure for Exercise.

Delivery of Share Certificates, Etc., on Exercise.  The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith.  As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable  Warrant Shares (or Other Securities) to which the Holder shall be entitled on such exercise.

Exercise. Payment shall be made in cash, by wire transfer to a bank account the details of which shall have been provided by the Company to the Holder in writing or by certified or official bank check payable to the order of the Company, of the amount equal to the applicable aggregate Exercise Price for the number of Ordinary Shares specified in the Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of Warrant Shares issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the applicable number of duly authorized, validly issued, fully-paid and non-assessable  Warrant Shares (or Other Securities) determined as provided herein.

Fractional Shares. This Warrant may not be exercised for fractional shares. In lieu of fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

Effect of Reorganization, Etc.; Adjustment of Exercise Price.

Reorganization, Consolidation, Merger, Etc.  In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, including the sale of substantially all of the Company’s outstanding share capital to a corporate third party, in consideration for such third party’s securities, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Sections 1 and 2 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Ordinary Shares issuable on such exercise prior to such consummation or such effective date, the shares  and Other Securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

Extraordinary Events Regarding Ordinary Shares.  In the event that the Company shall (a) issue additional Ordinary Shares as a dividend or other distribution on outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares, or (c) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such event and the denominator of which shall be the number of  Ordinary Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3.2.  The number of Ordinary Shares that the Holder of this Warrant shall thereafter, on the exercise hereof be entitled to receive shall be increased or decreased, as the case may be, to a number determined by multiplying the number of Ordinary Shares that would otherwise (but for the provisions of this Section 3.2) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 3.2) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

Good Faith. All determinations with respect to adjustments by the Company hereunder shall be made by the Board of Directors in good faith.

Certificate as to Adjustments.  In each case of any adjustment or readjustment in the Ordinary Shares (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

Reservation of Shares, Etc., Issuable on Exercise of Warrant.  The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, Ordinary Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

Representations of the Company.  The Company represents that (i) all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of the Warrant Shares pursuant hereto and the performance of the Company's obligations hereunder were taken prior to and are effective as of the issue date of this Warrant; (ii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, or, to the Company’s knowledge, any judgment or order applicable to the Company, and, except except as would not have a Material Adverse Effect, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by any government authority or agency or other person. As used herein, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

Representations and Warranties by the Holder.  The Holder represents and warrants to the Company as follows:

Holder understands that the Warrant is being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Holder’s representations contained in that Loan Agreement of even date herewith, including, without limitation, that the Holder is an "Accredited Investor" within the meaning of Regulation D under the Securities Act of 1933.

Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder is able to bear the economic risk of this investment.

Holder is acquiring the Warrant and the Ordinary Shares issuable upon exercise of the Warrant for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred in whole by any registered Holder hereof (a "Transferor") in whole or in part.  On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor's counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver a new Warrant of like tenor, in the name of the transferee specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face thereof for the number of Ordinary Shares called for on the face of the Warrant so surrendered by the Transferor. Notwithstanding the foregoing, no opinion of counsel or "no-action" letter shall be necessary for a transfer without consideration by a Holder to any other entity which controls, is controlled by or is under common control with the Holder.

Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

Registration Rights.  The Holder of this Warrant has been granted certain registration rights by the Company.  These registration rights are set forth in a Registration Rights Agreement entered into by the Company and the Holder dated as of even date of this Warrant.

Rights of Shareholders.   No Holder shall be entitled, in its capacity as a Warrant holder only, to vote or receive dividends or be deemed the holder of the Ordinary Shares or any Other Securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Ordinary Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

Transfer on the Company's Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

Notices, Etc.  All notices and other communications from the Company to the Holder of this Warrant shall be deemed to have been sufficiently given and received for all purposes,  (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of the State of Israel without regard to principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision, which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Warrant is executed as of the date first written above.

B.O.S. Better Online Solutions Ltd.	Telegraph Hill Capital Fund I, LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

To:          B.O.S. Better Online Solutions Ltd.

Attention:             Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

____________________	________ Ordinary Shares covered by such Warrant;

☐           The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________.  Such payment takes the form of (check applicable box or boxes):

☐	$__________ by wire transfer of lawful money of the United States; and/or

☐	$__________ by certified or official bank check payable to the order of the Company

The undersigned requests that the certificate for such shares be issued in the name of, and delivered to ______________________________________________ whose address is ___________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of Holder as specified on the face of the Warrant)

Address:

A - 1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only on Transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person named below under the heading "Transferee" the right represented by the within Warrant to purchase the number of Ordinary Shares of B.O.S Better Online Solutions Ltd. into which the within Warrant relates and appoints each such person attorney-at-fact to transfer its respective right on the books of B.O.S. Better Online Solutions Ltd.  with full power of substitution.

NAME OF TRANSFEREE	ADDRESS

DATED:
(SIGNATURE MUST CONFORM TO NAME OF HOLDER AS SPECIFIED ON THE FACE OF THE WARRANT)

ADDRESS:

ACCEPTED AND AGREED:

[TRANSFEREE]
By:
Name:
Title:

2